                                                                    Exhibit 21.1
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             SUBSIDIARIES OF BRADLEY OPERATING LIMITED PARTNERSHIP


Bradley Bethal Limited Partnership, a Nebraska limited partnership

Bradley Financing Partnership, a Delaware partnership

Bradley Management Corp., a Delaware corporation

Bradley Management Limited Partnership, a Delaware limited partnership

Bradley Management LLC, a Delaware limited liability company

Bradley Spring Mall Limited Partnership, a Delaware limited partnership

BTR Development Corp., a Delaware corporation

BTR Development Limited Partnership, a Delaware limited partnership

Williamson Square Associates Limited Partnership, a Delaware limited partnership

BOLP LLC, a Delaware limited liability company

                                      38